Exhibit 4.1

                               VSE CORPORATION
                          2006 RESTRICTED STOCK PLAN

1.	Purpose
        -------

       The purpose of the VSE Corporation 2006 Restricted Stock Plan (the "Plan") is to promote the ability of VSE Corporation, a Delaware corporation, to recruit and retain employees and non-employee directors and enhance the growth and profitability of VSE Corporation by providing the incentive of long-term awards for continued employment and directorship and the attainment of performance objectives.

2.	Definitions
        -----------

       (a)	"Affiliate" means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term "control," including its correlative terms "controlled by" and "under common control with," mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

       (b)	"Award" means an award of Restricted Stock or Restricted Stock
Units granted under the Plan.

       (c)	"Board" means the Board of Directors of the Company.

       (d)	"Change of Control" means any transaction or series of
transactions as a result of which any Person who was a Third Party immediately before such transaction or series of transactions owns then outstanding securities of the Company such that such Person has the ability to direct the management of the Company, as determined by the Board in its discretion. The Board may also determine that a Change of Control shall occur upon the completion of one or more proposed transactions. The Board's determination shall be final and binding.

       (e)	"Code" means the Internal Revenue Code of 1986, as amended.

       (f)	"VSE Plan" means any restricted stock, restricted stock unit, stock bonus, stock option or other compensation plan, program or arrangement established or maintained by the Company or an Affiliate, including the Plan, the VSE Corporation 2004 Stock Option Plan, the VSE Corporation 1998 Stock Option Plan and the VSE Corporation 2004 Directors Stock Plan.

       (g)	"Committee" means the Compensation Committee of the Board.

       (h)	"Common Stock" means Common Stock, par value $0.05 per share, of the Company.

       (i)	"Company" means VSE Corporation, a Delaware corporation,
including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

       (j)	"Date of Grant" means the date on which an Award is granted.

       (k)	"Eligible Employee" means an employee of a Participating
Company, as determined by the Committee.

       (l)	"Fair Market Value" means:

                (i)	 If trades of Shares are reported on the Nasdaq National
       Market, Fair Market Value shall be determined based on the last quoted sale price of a Share on the Nasdaq National Market on the date of determination, or if such date is not a trading day, the next trading date.

                (ii)	If trades of Shares are not reported on the Nasdaq
       National Market but Shares are listed on a stock exchange, Fair Market Value shall be determined based on the last reported sale price of a Share on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the next trading date.

                (iii)	If Shares are not so listed nor trades of Shares so
       reported, Fair Market Value shall be determined by the Committee in good faith.

       (m)	"Grantee" means an Eligible Employee or Non-Employee Director who is granted an Award.

       (n)	"Non-Employee Director" means an individual who is a member of the Board, and who is not an employee of the Company, including an individual who is a member of the Board and who previously was an employee of the Company.

       (o)	"Other Available Shares" means, as of any date, the sum of:

                (i)	The total number of Shares owned by a Grantee that were
       not acquired by such Grantee pursuant to a VSE Plan or otherwise in connection with the performance of services to the Company or an Affiliate thereof; plus

                (ii)	The excess, if any of:

                        (1)	The total number of Shares owned by a Grantee
                other than the Shares described in Section 2(o)(i); over

                        (2)	The sum of:

                                (A)	The number of such Shares owned by such
                        Grantee for less than six months; plus

                                (B)	The number of such Shares owned by such
                        Grantee that has, within the preceding six months, been the subject of a withholding certification pursuant to
                        Section 8(c)(ii) or any similar withholding certification under any other VSE Plan; plus

       (p)	"Participating Company" means the Company and each of the
Subsidiary Companies.

       (q)	"Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization.

       (r)	"Plan" means the VSE Corporation 2006 Restricted Stock Plan, as set forth herein, and as amended from time to time.

       (s)	"Restricted Stock" means Shares subject to restrictions as set forth in an Award.

       (t)	"Restricted Stock Unit" means a unit that entitles the Grantee, upon the Vesting Date set forth in an Award, to receive one Share.

       (u)      "Rule 16b-3" means Rule 16b-3 promulgated under the 1934 Act.

       (v)	"Senior Executive" means an Eligible Employee whom the Committee has identified as a "covered employee" for purposes of Code Section 162(m).

       (w)	"Share" or "Shares" means a share or shares of Common Stock.

       (x)	"Subsidiary Companies" means all business entities that, at the time in question, are subsidiaries of the Company, within the meaning of Code
Section 424(f).

       (y)	"Successor-in-Interest" means the estate or beneficiary to whom the right to payment under the Plan shall have passed by will or the laws of descent and distribution.

       (z)	"Terminating Event" means any of the following events:

               (i)      the liquidation of the Company; or

               (ii)	a Change of Control.

       (aa)	"Third Party" means any Person, together with such Person's
Affiliates, provided that the term "Third Party" shall not include the Company or an Affiliate of the Company.

       (bb) "Vesting Date" means, as applicable: (i) the date on which the restrictions imposed on a Share of Restricted Stock lapse or (ii) the date on which the Grantee vests in a Restricted Stock Unit.

       (cc)     "1933 Act" means the Securities Act of 1933, as amended.

       (dd) "1934 Act" means the Securities Exchange Act of 1934, as amended.

3.     Rights to be Granted
       --------------------

       Rights that may be granted under the Plan are:

                (i)	Rights to Restricted Stock which gives the Grantee
       ownership rights in the Shares pursuant to the Award, subject to a substantial risk of forfeiture, as set forth in Section 7, and

                (ii)	Rights to Restricted Stock Units which give the Grantee
       a contractual right granted under Section 7 that is denominated in Shares, each of which represents a right to receive the value of Shares upon the terms and conditions set forth in the Plan and the applicable Award.

4.     Shares Subject to the Plan or Awards
       ------------------------------------

       (a)	Not more than 125,000 Shares in the aggregate may be issued
under the Plan pursuant to the grant of Awards, subject to adjustment in accordance with Section 9. The Shares issued under the Plan may, at the Company's option, be either Shares held in treasury or Shares originally issued for such purpose.

       (b)	If Restricted Stock or Restricted Stock Units are forfeited
pursuant to the term of an Award, other Awards with respect to such Shares may be granted.

5.     Administration of the Plan
       --------------------------

       (a)	Administration. The Plan shall be administered by the Committee, provided that with respect to Awards to Non-Employee Directors, the rules of this Section 5 shall apply so that all references in this Section 5 to the Committee shall be treated as references to either the Board or the Committee acting alone.

       (b)	Grants. Subject to the express terms and conditions set forth in the Plan, the Committee shall have the power, from time to time, to:

                (i)	select those Employees and Non-Employee Directors to
       whom Awards shall be granted under the Plan, to determine the number of Shares or Restricted Stock Units, as applicable, to be granted pursuant to each Award, and, pursuant to the provisions of the Plan, to determine the terms and conditions of each Award, including the restrictions applicable to such Shares and the conditions upon which a Vesting Date shall occur; and

                (ii)	interpret the Plan's provisions, prescribe, amend and
       rescind rules and regulations for the Plan, and make all other determinations necessary or advisable for the administration of the Plan. The determination of the Committee in all matters as stated above shall be final, binding and conclusive.

       (c)	Meetings. The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

       (d)	Exculpation. No member of the Committee shall be personally
liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Awards thereunder unless (i) the member of the Committee has breached or failed to perform the duties of his office, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Section 5(d) shall not apply to the responsibility or liability of a member of the Committee pursuant to any criminal statute.

       (e)	Indemnification. Service on the Committee shall constitute
service as a member of the Board. Each member of the Committee shall be entitled without further act on his part to indemnity from the Company to the fullest extent provided by applicable law and the Company's certificate of incorporation and by-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Awards thereunder in which he may be involved by reason of his being or having been a member of the Committee, whether or not he continues to be such member of the Committee at the time of the action, suit or proceeding.

       (f)	Delegation of Authority. The Committee may delegate to an
officer of the Company, or a committee of two or more officers of the Company, discretion under the Plan to grant Restricted Stock or Restricted Stock Units to any Grantee other than a Grantee who, at the time of the grant:

                (i)	has a base salary of $100,000 or more;

                (ii)	is subject to the short-swing profit recapture rules of
       section 16(b) of the 1934 Act; or

                (iii)	is a Senior Executive.

       (g)	Termination of Delegation of Authority. Any delegation of
authority described in Section 5(f) shall continue in effect until the earliest of:

                (i)	such time as the Committee shall, in its discretion,
       revoke such delegation of authority;

                (ii)	the delegate shall cease to be an employee of the
       Company for any reason; or

                (iii)	the delegate shall notify the Committee that he declines
       to continue exercise such authority.

6.     Eligibility
       -----------

       Awards may be granted only to Eligible Employees and Non-Employee Directors.

7.     Restricted Stock and Restricted Stock Unit Awards
       -------------------------------------------------

       The Committee may grant Awards in accordance with the Plan, provided that the Board or the Committee may grant Awards to Non-Employee Directors, or otherwise. With respect to Awards to Non-Employee Directors, the rules of this
Section 7 shall apply so that either the Board or the Committee acting alone shall have all of the authority otherwise reserved in this Section 7 to the Committee.

       The terms and conditions of Awards shall be set forth in writing as determined from time to time by the Committee, consistent, however, with the following:

       (a)	Time of Grant. No Awards shall be granted after the fifth
anniversary of the Effective Date.

       (b)	Terms of Awards. The provisions of Awards need not be the same with respect to each Grantee. No cash or other consideration shall be required to be paid by the Grantee in exchange for an Award.

       (c)	Awards and Agreements. Each Grantee shall be provided with an agreement specifying the terms and conditions of an Award. In addition, a certificate shall be issued to each Grantee in respect of Restricted Stock subject to an Award. Such certificate shall be registered in the Grantee's name and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. The Company may require that the certificate evidencing such Restricted Stock be held by the Company until all restrictions on such Restricted Stock have lapsed.

       (d)	Restrictions. Subject to the provisions of the Plan and the
Award, the Committee may establish a period commencing with the Date of Grant during which the Grantee shall not be permitted to sell, transfer, pledge or assign Restricted Stock awarded under the Plan.

       (e)	Vesting / Lapse of Restrictions. Subject to the provisions of the Plan and the Award, a Vesting Date for Restricted Stock or Restricted Stock Units subject to an Award shall occur at such time or times and on such terms and conditions as the Committee may determine and as are set forth in the Award; provided, however, that except as otherwise provided by the Committee, a Vesting Date shall occur only if the Grantee is an employee of a Participating Company as of such Vesting Date, and has been an employee of a Participating Company continuously from the Date of Grant. The Award may provide for Restricted Stock or Restricted Stock Units to vest in installments, as determined by the Committee. The Committee may, in its sole discretion, waive, in whole or in part, any remaining conditions to vesting with respect to such Grantee's Restricted Stock or Restricted Stock Units.

       (f)	Rights of the Grantee. Grantees may have such rights with
respect to Shares subject to an Award as may be determined by the Committee and set forth in the Award, including the right to vote such Shares, and the right to receive dividends paid with respect to such Shares. A Grantee whose Award consists of Restricted Stock Units shall not have the right to vote or to receive dividend equivalents with respect to such Restricted Stock Units.

       (g)	Termination of Grantee's Employment. A transfer of an Eligible
Employee between two employers, each of which is a Participating Company, shall not be deemed a termination of employment. If a Grantee terminates employment with all Participating Companies, all Restricted Shares or Restricted Stock Units as to which a Vesting Date has not occurred shall be forfeited by the Grantee and deemed canceled by the Company.

       (h)	Delivery of Shares. When a Vesting Date occurs with respect to all or a portion of an Award of Restricted Stock or Restricted Stock Units, the Company shall notify the Grantee that a Vesting Date has occurred, and shall deliver to the Grantee (or the Grantee's Successor-in-Interest) a certificate for the number of Shares as to which a Vesting Date has occurred (or in the case of Restricted Stock Units, the number of Shares represented by such Restricted Stock Units) without any legend or restrictions (except those that may be imposed by the Committee, in its sole judgment, under Section 8(a)). All Awards shall be settled no later than the March 15th following the calendar year in which such Award is vested. The right to payment of any fractional Shares that may have accrued shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a Share at the Vesting Date, as determined by the Committee.

       (i)	Qualified Performance-Based Awards.  A Subcommittee of the
Committee ("Subcommittee"), comprised solely of two or more Non-Employee Directors who otherwise meet the requirements of being "outside directors" as defined in Code Section 162(m), may designate whether any Award granted to a Senior Executive is intended to qualify as "performance-based compensation" within the meaning of Code Section 162(m).

        	(i)	Any Award designated as intended to be performance-based
       compensation shall be, to the extent required by Code Section 162(m) either (A) conditioned upon the achievement of one or more of the following performance measures, or (B) granted based upon the achievement of one or more of the following performance measures: total shareholder return, stock price, operating earnings, net earnings, return on equity or capital, income, level of expenses, growth in revenue, or other performance measures deemed by the Subcommittee to be appropriate. The provisions describing the performance goals associated with an Award to a Senior Executive must be expressed in an objective rather than subjective manner such that a Third Party having knowledge of the relevant performance results could calculate the extent, if any, to which an Award has become vested. Performance goals may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries. The targeted level or levels of performance (which may include minimum, maximum and target levels of performance) with respect to such performance measures may be established at such levels and in such terms as the Subcommittee may determine, in its discretion, including in absolute terms, as a global performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. When establishing performance goals for a performance period, the Subcommittee may exclude any or all "extraordinary items" as determined under U.S. generally accepted accounting principles including, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non recurring items, and the cumulative effects of accounting changes. The Subcommittee may also adjust the performance goals for any performance period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such factors as the Subcommittee may determine; including, any adjustments that would result in the Company paying non-deductible compensation to a Participant. For any Award subject to such pre-established formula, no more than $1,000,000 can be paid in satisfaction of such Award to any Senior Executive.

             	(ii)	Any Award that is intended to qualify as "performance-
       based compensation" shall also be subject to the following:

                       (A)	No later than 90 days following the commencement
                of each performance period (or such other time as may be required or permitted by Code Section 162(m)), the Subcommittee shall, in writing, (1) grant a target number of shares or units, (2) select the performance goal or goals applicable to the performance period and (3) specify the relationship between performance goals the number of shares or units that may be earned by a Participant for such performance period.

                       (B)	Following the completion of each performance
                period, the Subcommittee shall certify in writing whether the applicable performance targets have been achieved and the number of units or shares if any, earned by a Participant for such performance period. All decisions by the Subcommittee as to the terms and conditions of an Award and the extent to which an Award has become vested shall be binding and conclusive on the Senior Executives.

                       (C)	In determining the number of units or shares
                earned by a Participant for a given performance period, subject to any applicable Award Agreement, the Subcommittee shall have the right to reduce (but not increase) the amount earned at a given level of performance to take into account additional factors that the Subcommittee may deem relevant to the assessment of individual or corporate performance for the performance period.

                       (D)	In the case of Senior Executives being granted
                Awards subject to Section 7(i) at least six months must elapse from the date of the grant of the Award to the date of disposition of underlying Shares.

       (j)	Retirement, Death or Disability.  The Committee may, in its
discretion, waive the Vesting Date or any restrictions imposed on an Award in the event of the retirement, death or disability of a Participant (each as determined by the Committee, in its discretion). Exercise of such discretion by the Committee in any individual case, however, shall not be deemed to require, or to establish a precedent suggesting such exercise in any other case.

8.     Securities Laws; Taxes
       ----------------------

       (a)	Securities Laws. The Committee shall have the power to make each grant of Awards under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then existing requirements of the 1933 Act and the 1934 Act, including Rule 16b-3. Such conditions may include the delivery by the Grantee of an investment representation to the Company in connection with a Vesting Date occurring with respect to Shares subject to an Award, or the execution of an agreement by the Grantee to refrain from selling or otherwise disposing of the Shares acquired for a specified period of time or on specified terms.

       (b) Taxes. Subject to the rules of Section 8(c), the Company shall be entitled, if necessary or desirable, to withhold the amount of any tax, charge or assessment attributable to the grant of any Award or the occurrence of a Vesting Date with respect to any Award. The Company shall not be required to deliver Shares pursuant to any Award until it has been indemnified to its satisfaction for any such tax, charge or assessment.

       (c)	Payment of Tax Liabilities; Election to Withhold Shares or Pay
Cash to Satisfy Tax Liability.

                (i)	In connection with the grant of any Award or the
       occurrence of a Vesting Date under any Award, the Company shall have the right to (A) require the Grantee to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for Shares subject to such Award, or (B) take any action whatever that it deems necessary to protect its interests with respect to tax liabilities. The Company's obligation to make any delivery or transfer of Shares shall be conditioned on the Grantee's compliance, to the Company's satisfaction, with any withholding requirement.

                (ii) Except as otherwise provided in this Section 8(c)(ii), any tax liabilities incurred in connection with grant of any Award or the occurrence of a Vesting Date under any Award under the Plan shall be satisfied by the Company's withholding a portion of the Shares subject to such Award having a Fair Market Value approximately equal to the minimum amount of taxes required to be withheld by the Company under applicable law, unless otherwise determined by the Committee with respect to any Grantee. Notwithstanding the foregoing, the Committee may permit a Grantee to elect one or both of the following: (A) to have taxes withheld in excess of the minimum amount required to be withheld by the Company under applicable law; provided that the Grantee certifies in writing to the Company at the time of such election that the Grantee owns Other Available Shares having a Fair Market Value that is at least equal to the Fair Market Value to be withheld by the Company in payment of withholding taxes in excess of such minimum amount; and (B) to pay to the Company in cash all or a portion of the taxes to be withheld in connection with such grant or Vesting Date. In all cases, the Shares so withheld by the Company shall have a Fair Market Value that does not exceed the amount of taxes to be withheld minus the cash payment, if any, made by the Grantee. Any election pursuant to this Section 8(c)(ii) must be in writing made prior to the date specified by the Committee, and in any event prior to the date the amount of tax to be withheld or paid is determined. An election pursuant to this Section 8(c)(ii) may be made only by a Grantee or, in the event of the Grantee's death, by the Grantee's legal representative. No Shares withheld pursuant to this Section 8(c)(ii) shall be available for subsequent grants under the Plan. The Committee may add such other requirements and limitations regarding elections pursuant to this Section 8(c)(ii) as it deems appropriate.

9.     Changes In Capitalization
       -------------------------

       The aggregate number of Shares and class of Shares as to which Awards may be granted and the number of Shares covered by each outstanding Award shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Shares or other outstanding equity security or a recapitalization or other capital adjustment (not including the issuance of Shares or other outstanding equity securities on the conversion of other securities of the Company which are convertible into Shares or other outstanding equity securities) affecting the Shares which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Section 9 and any such determination by the Committee shall be final, binding and conclusive.

10.    Terminating Events
       ------------------

       The Committee shall give Grantees at least ten (10) days' notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a Terminating Event. The Committee may, in its discretion, provide in such notice that upon the consummation of such Terminating Event, any conditions to the occurrence of a Vesting Date with respect to an Award of Restricted Stock or Restricted Stock Units (other than Restricted Stock or Restricted Stock Units that have previously been forfeited) shall be eliminated, in full or in part.

       Claims for benefits under the Plan must be filed with the Committee at the following address:

       VSE Corporation
       2550 Huntington Avenue
       Alexandria, VA 22303-1499
       Attention: Corporate Secretary

11.    Amendment and Termination
       -------------------------

       The Plan may be terminated by the Board at any time. The Plan may be amended by the Board or the Committee at any time. No Award shall be materially and adversely affected by any such termination or amendment without the written consent of the Grantee.

12.    Construction and Certain Terms and Phrases
       ------------------------------------------

       (a)	Unless the context of the Plan otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to the entire Plan and not to any particular provision of the Plan and (iv) the term "Section" without any reference to a specified document refer to the specified Section of the Plan.

       (b)	The words "including," "include" and "includes" are not
exclusive and shall be deemed to be followed by the words "without limitation"; if exclusion is intended, the word "comprising" is used instead.

       (c)	The word "or" shall be construed to mean "and/or" unless the context clearly prohibits that construction.

       (d)	Whenever the Plan refers to a number of days, such number shall refer to calendar days unless business days are specified.

       (e)	All accounting terms used herein and not expressly defined
herein shall have the meanings ascribed to them under United States generally accepted accounting principles.

       (f)	Any reference to any federal, state, local or foreign statute or law, including the Code, 1933 Act and the 1934 Act, shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

13.    Effective Date
       --------------

       The Plan was approved and adopted by the Board on February 9, 2006, subject to the approval of the holders of a majority of the Common Stock entitled to vote thereon. The effective date of the Plan shall be the date on which the Plan is approved by VSE's stockholders as contemplated by the immediately preceding sentence (the "Effective Date").

14.    Governing Law
       -------------

       The Plan and all determinations made and actions taken pursuant to the Plan shall be governed in accordance with the laws (excluding conflict of law rules and principles) of the State of Delaware.

Executed as of February 9, 2006.

                                         VSE CORPORATION


                                         By:	/s/ D. M. Ervine
                                                --------------------------------
                                          	Donald M. Ervine
                                             	Chairman of the Board and Chief
                                            	Executive Officer, President and
                                           	Chief Operating Officer